Exhibit 99.1

Egalet Corporation Appoints Robert Roche to Board of Directors

WAYNE, Pa., December 8, 2016 - Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions, today announced the appointment of Robert P. Roche, Jr. to its board of directors.

“Bob’s years of commercial experience will be important as we prepare for the commercial launch of our first product developed using our proprietary Guardian Technology,” said Bob Radie, president and chief executive officer. “Specifically his work in the pain space at Cephalon will be valuable as we focus on developing and commercializing innovative pain treatments.”

Over the past six years, Mr. Roche has used his decades of commercial and marketing experience as the founding member of Robert Roche Associates LLC, a consulting firm that provides guidance to the pharmaceutical and healthcare industries. Prior to that Mr. Roche led commercial operations at Cephalon Inc. for fifteen years, and held the position of executive vice president starting in 2005, growing the company’s revenues to over $2.4 billion in eleven years.

“Given that there are few causes more important than treating chronic pain and decreasing potential prescription opioid abuse, I am thrilled to be a part of Egalet’s important mission,” said Bob Roche.

Before joining Cephalon Mr. Roche served as director and vice president of worldwide strategic product development for SmithKline Beecham’s central nervous system and gastrointestinal products business, where he grew their product revenues over 75 percent to $750 million. He was also managing director of SmithKline’s pharmaceutical operations in the Philippines. Prior to that he held senior marketing positions in Canada and Spain and had product planning responsibilities for SmithKline in Latin America. Mr. Roche began his pharmaceutical career in 1982 with SmithKline & French as a U.S. pharmaceutical sales representative. Mr. Roche earned his MBA from the University of Pennsylvania’s Wharton School of Business, and his BA from Colgate University.

Mr. Roche is a member of the board of directors of Aratana Therapeutics, Antares Pharma, Paragon Bioservices, Inc. and Bryn Mawr Hospital.

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions. Egalet has two approved products: OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. In addition, using its proprietary Guardian™ Technology, Egalet is developing a pipeline of clinical-stage, product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, ARYMO™ ER, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are being developed for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. For additional information on Egalet, please visit egalet.com. For full prescribing information on SPRIX, including the boxed warning, please visit sprix.com. For full prescribing information on OXAYDO, please visit oxaydo.com.

Safe Harbor

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: whether our product candidates approve regulatory approval, our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; our current and future indebtedness; our ability to obtain additional financing; the level of commercial success of our products and, if approved, our product candidates; the continued development of our commercialization capabilities, including sales and marketing capabilities; our ability to execute on our sales and marketing strategy, including developing relationships with customers, physicians, payors and other constituencies; the difficulties in obtaining and maintaining regulatory approval of our products and product candidates, and any related restrictions, limitations and/or warnings in the product label under any approval we may obtain; the success and timing of our preclinical studies and clinical trials; the accuracy of our estimates of the size and characteristics of the potential markets for our product candidates and our ability to serve those markets; the rate and degree of market acceptance of any of our product candidates; the performance of third parties, including contract research organizations, manufacturers and collaborators; our failure to recruit or retain key scientific or management personnel or to retain our executive officers; regulatory developments in the U.S. and foreign countries; obtaining and maintaining intellectual property protection for our product candidates and our proprietary technology; our ability to operate our business without infringing the intellectual property rights of others; recently enacted and future legislation regarding the healthcare system; the success of competing products that are or become available; and our ability to integrate and grow any businesses or products that we may acquire; and other risk factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:

E. Blair Clark-Schoeb

Senior Vice President, Communications

Email: bcs@egalet.com

Tel: 917-432-9275

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